Exhibit 10.21

NETLOGIC LETTERHEAD

December 5, 2003

Don Witmer

[address]

Dear Don:

I am pleased to offer you employment with NetLogic Microsystems, Inc. (“NetLogic”). This letter sets forth the terms and conditions of your employment with NetLogic. To be certain that you understand and agree with the terms of this employment offer, please review this letter, which you will need to sign as a condition of employment. If you choose to accept this offer, sign and date this letter and the attached agreements where indicated, and return them to me by no later than December 10, 2003. This offer is conditioned upon your presenting evidence of your authorization to work in the United States and your identity sufficient to allow NetLogic to complete the Form I-9 required by law. In the event your employment needs visa sponsorship, your employment is contingent upon you receiving the appropriate visa petitions through the appropriate Unites States immigration authorities.

Position: Your position will be Vice President and Chief Financial Officer initially reporting to Ronald S. Jankov, President and CEO. Your primary responsibilities will be those normally associated with the position of Vice President and Chief Financial Officer as well as such other duties as may be assigned to you from time to time. This is a full-time position and NetLogic expects and requires that you will perform your assigned duties to the best of your ability and faithfully observe your obligations to NetLogic. From time to time, NetLogic may impose additional or more specific work rules for you. By accepting this offer of employment, you represent and agree that you are under no obligation, contractual or otherwise, inconsistent with the obligations to NetLogic you are assuming.

Start Date: Your first day of employment will be January 13, 2003, unless you and I later agree in writing to a different start date.

Base Salary: Your annual base salary will be One Hundred Eighty Thousand Dollars ($180,000.00). Your base salary will be reviewed from time to time by NetLogic to determine whether, in NetLogic’s judgment, your base salary should be changed. Your base salary will be paid in accordance with NetLogic’s normal payroll procedures and will be subject to applicable withholding required by law.

Stock Options: Subject to the action of NetLogic’s Board of Directors, you will be granted an option to purchase Six Hundred Thousand (600,000) shares of NetLogic’s Common Stock (“the Stock Option Grant”). The terms and conditions of the Stock Option Grant, including the exercise price and the vesting schedule, will be set out in a stock option agreement that will be executed by you and NetLogic at the time the grant is made and will be subject to and governed by the terms of the applicable stock option plan adopted by the Board of Directors.

The stock option agreement for the Stock Option Grant will also include the following:

In the event of a Change of Control occurring prior to the termination of Optionee’s Continuous Service Status, in which the outstanding Options are not assumed by the successor corporation, the vesting of the options shall be accelerated by 24 months (measured from the date of the Change of Control) such that all Options that would have become vested during the 24-month period subsequent to the date of the Change of Control (assuming the Optionee’s Continuous Service Status) but for such Change of Control will so vest as of the effective date of such Change of Control.

In addition, following a Change of Control, in which the options have been assumed by the successor corporation as of the date thereof, in the event of Optionee’s Involuntary Termination of employment within 24 months after the effective date of the Change of Control the vesting of the assumed Options shall be accelerated such that all Options that would have become vested during such 24-month period but for the Change of Control and Involuntary Termination (assuming the Optionee’s Continuous Service Status) will so vest as of the effective date of such Termination. For purposes of this Agreement, an “Involuntary Termination” is one that occurs by reason of dismissal for any reason other than Misconduct or of voluntary resignation following: (i) a change in position that materially reduces the level of Optionee’s responsibility, (ii) a material reduction in Optionee’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if Optionee has not consented to the change or relocation.

“Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the employment of the Company (or any Parent or Subsidiary).

“Change of Control” shall have the meaning set forth in the NetLogic Microsystems, Inc. 2000 Stock Plan, which is “a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation, other than a merger of consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.”

Nothing in this provision or the provisions in the stock option agreement will alter the at-will nature of your employment, or limit in any way the acts or omissions that NetLogic may consider as grounds for termination of your employment.

Separation Package: If NetLogic terminates your employment for other than Misconduct within six (6) months after replacing Mr. Ronald Jankov with a new Chief Executive Officer, NetLogic will provide you with the following separation package: (i) six (6) months salary; and (ii) twelve (12) months acceleration for any options granted you by the time of your termination. If NetLogic terminates your employment for other than Misconduct within six (6) months and one day and twelve (12) months after replacing Mr. Ronald Jankov with a new Chief Executive Officer, NetLogic will provide you with the following separation package: (i) three (3) months salary; and (ii) six (6) months acceleration for any options granted you by the time of your termination.

In order to receive the separation package described in this section, you will need to execute a Separation Agreement and General Release (“Agreement”) and comply with the terms of the Agreement, including that you will:

(a) release and forever discharge NetLogic, and any successor corporation, from any and all claims, rights, demands, actions, obligations, liability and causes of action, whether asserted or whatsoever, known or unknown, which you have or had against NetLogic, and any successor corporation, from the beginning of time until the date of execution of this Agreement (collectively referred to as “Claims”); and

(b) release, acquit and forever discharge NetLogic, and any successor corporation, from and against any Claims arising from or in any way connected with or relating to: (i) your employment with NetLogic, and any successor corporation, or the termination of your employment with NetLogic, and any successor corporation,, (ii) claims arising under any state or federal statute regarding employment discrimination or termination, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (WARN), and the Americans with Disabilities Act, (iii) claims for wrongful discharge, unjust dismissal, or constructive discharge, (iv) claims for breach of any alleged oral, written or implied contract of employment, (v) claims for salary or severance payments other than those set forth in the Agreement, (vi) claims for employment benefits, except as set forth in the Agreement; (vii) claims for attorneys’ fees, costs, and damages of all types, and (viii) any other claims under federal, state or local statute, law, rule or regulation.

Conflicting Activities: While employed by NetLogic you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to NetLogic, without the express prior written approval of NetLogic’s CEO. It is understood that you will not be employed by any other person or organization when you commence employment with NetLogic.

At-Will Employment: Your employment with NetLogic is for no specified duration and is at the will of both you and NetLogic, which means that either you or NetLogic may end the employment relationship at any time for any reason, with or without notice. The at-will nature of your employment may not be altered by any policy, practice, or representation of NetLogic, but only by a written agreement expressly modifying or waiving it, signed both by you and NetLogic’s CEO.

Reimbursements: You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting NetLogic’s business, in accordance with Company policy.

Benefits: You will be eligible to participate in any employee benefit plans or programs maintained or established by NetLogic to the same extent as other employees at your level within NetLogic, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

Confidential Information and Inventions: Your employment is conditioned upon your execution, return of and adherence to the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A.

Third Party Information: You agree that you will not, during your employment with NetLogic, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of NetLogic any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Arbitration: You and NetLogic agree to submit all disputes concerning this offer letter agreement or dealing with or arising out of your employment with NetLogic to final and binding arbitration under the arbitration policy contained in NetLogic’s employee handbook.

Miscellaneous: This letter agreement is to be governed by California law, without respect to California’s choice of law provisions. This agreement, together with the attached Proprietary Information and Inventions Agreement, is the sole and entire agreement between you and NetLogic with respect to the subject of your employment and supersedes all prior or contemporaneous agreements or negotiations on that subject. This agreement may not be modified except in a writing signed by the CEO of NetLogic and you. The unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of the agreement. This letter agreement may be executed in two or more counterparts, which together will constitute the entire agreement.

Sincerely,

/s/ Ronald S. Jankov

Ronald S. Jankov
President and CEO

I have reviewed and understand the terms and conditions set forth in this letter and agree to them.

Dated: Dec 5, 2003	/s/ Don Witmer

Don Witmer

Enclosures.

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